Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contacts:

Anne Martino	Bob Richter
NAVTEQ Corporation	for NAVTEQ Corporation
Tel: 312-894-7038	Tel: 212-802-8588
e-M: anne.martino@navteq.com	e-M: bob@richtermedia.com

Investor Relations Contact:

Thomas R. Fox
NAVTEQ Corporation
Tel: 312-894-7500
e-M: investorrelations@navteq.com

NAVTEQ Reports Record Fourth Quarter and Full Year 2005 Operating Results

Chicago, IL – February 8, 2006 – NAVTEQ Corporation, a leading global provider of digital maps for vehicle navigation and location-based solutions, today reported record revenue and operating income for the fourth quarter and fiscal year ended December 31, 2005.

Revenue in the quarter rose 23% over the fourth quarter of 2004 to $146.0 million.  Operating income grew 31% over the prior year to $41.6 million.  Net income was up 79% to $27.7 million, compared to $15.4 million in the prior year’s fourth quarter.   Earnings per diluted share for the fourth quarter grew 75% to $0.29, compared to $0.17 in the prior year’s quarter.

For the full year 2005, revenue was $496.5 million, representing growth of 26% over 2004.  Operating income for the full year grew 42% to $134.3 million.  Net income for 2005 was $170.8 million, compared to $54.1 million in 2004.  Earnings per diluted share for the year grew to $1.81, compared to $0.59 per diluted share in 2004.

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Exhibit 99.1

“Our strong fourth quarter financial performance capped off another exciting year for GPS technology and digital map data.  In 2005, our database powered more map-enabled devices than any other solution in Europe and North America,” said Judson Green, President and Chief Executive Officer.  “We remain focused on growing our geographic coverage and advancing the quality of our product.  We believe that acquisitions in Korea and Mexico along with significant coverage and content enhancements in Europe and North America have positioned us well for continued success in the years ahead.”

Net income and earnings per diluted share for the full year 2005 were significantly higher than in 2004 due in part to the recording of a net income tax benefit of $80.6 million, or $0.85 per diluted share, during the third quarter of 2005.  The recording of this benefit was primarily related to the reversal of the valuation allowance on deferred tax assets associated with net operating loss and deferred interest carry-forwards in the U.S.

In the fourth quarter of 2005, the company incurred additional income tax expense of $0.7 million, or $0.01 per diluted share, related to the revaluation of the company’s deferred income tax asset due to a reduction in the 2006 Dutch corporate tax rate enacted in the fourth quarter of 2005 and shifts in the amount of income NAVTEQ generates among various U.S. states.  In the fourth quarter of 2004, the company recorded additional tax expense of $3.8 million, or $0.04 per diluted share, related to an earlier reduction in the Dutch corporate tax rate.

NAVTEQ’s European revenue totaled $85.0 million in the quarter, up 9% from the fourth quarter of 2004.  For the full year, European revenue was $316.2 million, an increase of 18% over 2004.  Excluding the impact of foreign currency rate fluctuation, European revenue for the fourth quarter and full year 2005 grew 17% and 18%, respectively.  North American revenue was $56.5 million in the quarter, a 38% increase over the fourth quarter of 2004.  For the full year, North American revenue was $172.8 million, representing 38% growth over 2004.  Asia Pacific revenue, which represents revenue recorded since the July 2005 acquisition of Picture Map International in South Korea, was $4.5 million in the quarter and $7.5 million for the full year.

Cash and marketable securities totaled $218.8 million at December 31, 2005.  Net cash

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Exhibit 99.1

provided by operating activities for the full year was $137.8 million, compared to $106.4 million in 2004.

Business Outlook

The following forward-looking statements reflect NAVTEQ management’s expectations as of February 8, 2006.  For the fiscal year 2006, NAVTEQ expects revenue in the range of $590 million to $615 million and earnings per diluted share of $1.21 to $1.28, assuming an effective worldwide tax rate of 33-34% and an average annual U.S. dollar/euro exchange rate of $1.20.  Earnings per diluted share guidance for 2006 include stock-based compensation expense of approximately $15 million due in part to the full expensing of stock options for the first time.  Stock-based compensation in 2005 was $9.1 million.

Earnings Call Information

The information for the company’s earnings release conference call is as follows:

When:	Wednesday, February 8, 2006 at 5:00 PM ET
Where:	http://investor.navteq.com
How:	Log on to the web at the URL above or call to listen in at 866-510-0712 (North America) or 617-597-5380 (international), passcode 90837018
Contact:	investorrelations@navteq.com

The company will provide a telephone replay of the conference call at 888-286-8010 (North America) or 617-801-6888 (international), passcode 40603881.  The telephone replay will be accessible from 7:00 PM ET Wednesday, February 8, 2006 through 11:59 PM ET on Wednesday, February 15, 2006.  An on-demand replay of the conference call will also be available online at investor.navteq.com until March 8, 2006.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained

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in this press release that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 26, 2005, as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. NAVTEQ does not undertake any obligation to update any forward-looking statements contained in this document.

About NAVTEQ

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has approximately 1,900 employees located in 131 offices in 23 countries.

NAVTEQ is a trademark in the U.S. and other countries. All rights reserved.

Exhibit 99.1

NAVTEQ CORPORATION
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Quarter Ended		Year Ended
	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005
	(Unaudited)			(Unaudited)

Net revenue	$119,000	145,978	392,858	496,512

Operating costs and expenses:
Database creation and distribution costs	53,190	63,553	186,330	222,933
Selling, general, and administrative expenses	34,102	40,865	111,942	139,323

Total operating costs and expenses	87,292	104,418	298,272	362,256

Operating income	31,708	41,560	94,586	134,256

Other income (expense)	(200)	2,095	(758)	4,735

Income before income taxes	31,508	43,655	93,828	138,991

Income tax expense (benefit)	16,080	15,989	39,762	(31,839)

Net income	$15,428	27,666	54,066	170,830

Earnings per share of common stock –
Basic	$0.18	0.30	0.62	1.90
Diluted	$0.17	0.29	0.59	1.81

Weighted average shares of common stock outstanding –
Basic	87,693	91,361	86,509	90,115
Diluted	92,729	94,918	92,001	94,198

Exhibit 99.1

NAVTEQ CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	Dec. 31, 2004	Dec. 31, 2005
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,101	85,070
Short-term marketable securities	45,650	84,299
Accounts receivable, net	56,582	82,352
Deferred income taxes	50,696	42,584
Prepaid expenses and other current assets	8,348	15,203

Total current assets	191,377	309,508

Property and equipment, net	18,220	20,828
Capitalized software development costs, net	26,243	25,761
Long-term deferred income taxes, net	92,069	169,264
Long-term marketable securities	27,280	49,429
Acquired intangible assets, net	—	16,815
Goodwill	—	11,778
Deposits and other assets	9,519	12,505

Total assets	$364,708	615,888

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$13,962	19,572
Accrued payroll and related liabilities	28,054	28,365
Other accrued expenses	20,609	28,658
Deferred revenue	31,165	38,703

Total current liabilities	93,790	115,298

Fair value of foreign currency derivative	21,616	3,265
Long-term deferred revenue	13,342	3,446
Other long-term liabilities	3,142	3,815

Total liabilities	131,890	125,824

Stockholders’ equity	232,818	490,064

Total liabilities and stockholders’ equity	$364,708	615,888

Exhibit 99.1

NAVTEQ CORPORATION
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	Dec. 31, 2004	Dec. 31, 2005
		(Unaudited)

Cash flows from operating activities:	$54,066	170,830
Net income
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,568	21,568
Deferred income taxes	31,841	(77,737)
Stock compensation expense	7,016	9,117
Tax benefit on non-qualified stock options	1,547	40,936
Noncash other	1,533	5,107
Changes in operating assets and liabilities, net of effects of acquisitions	(5,149)	(32,068)

Net cash provided by operating activities	106,422	137,753

Cash flows from investing activities:
Acquisition of property and equipment	(12,875)	(10,466)
Capitalized software development costs	(12,792)	(12,369)
Net purchases of marketable securities	(73,166)	(62,260)
Payments for acquisitions, net of cash acquired	—	(8,234)
Purchase of investments	(490)	(1,201)
Cash on deposit with affiliate, net	65,199	—

Net cash used in investing activities	(34,124)	(94,530)

Cash flows from financing activities:
Issuance of common stock and other equity transactions	1,393	14,190
Dividends paid	(47,159)	—

Net cash provided by (used in) financing activities	(45,766)	14,190

Effect of exchange rate changes on cash	1,587	(2,444)

Net increase in cash and cash equivalents	28,119	54,969

Cash and cash equivalents at beginning of period	1,982	30,101

Cash and cash equivalents at end of period	$30,101	85,070